UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2021

Adicet Bio, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38359	81-3305277
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, 13th Floor Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 315-5528

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ACET	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors.

Departure of Erez Chimovits, M.Sc., MBA, as Director

On March 2, 2021, Erez Chimovits, M.Sc., MBA, informed the Board of Directors (the “Board”) of Adicet Bio, Inc. (the “Company”) of his resignation as a member of the Board, effective as of March 2, 2021. Mr. Chimovits’ resignation was not the result of any disagreement with the Company or its Board of Directors or any matter relating to the Company’s operations, policies, or practices.

Election of Andrew Sinclair, Ph.D., as Director

On March 2, 2021, upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), the Board appointed Andrew Sinclair, Ph.D. to join the Board, effective as of March 2, 2021. Dr. Sinclair will serve as a Class III director until his term expires at the 2021 annual meeting of stockholders at which time he will stand for reelection by the Company’s stockholders. The Board determined that Dr. Sinclair is independent under the listing standards of Nasdaq. Dr. Sinclair was also appointed to serve on the Audit Committee and Nominating and Corporate Governance Committee of the Board. Dr. Sinclair was also appointed chairperson of the Nominating and Corporate Governance Committee. The Board has determined that Dr. Sinclair meets the requirements for independence of Audit Committee members under the applicable listing standards of Nasdaq and the Securities Exchange Act of 1934, as amended. Effective as of March 2, 2021, the Audit Committee of the Board is composed of Dr. Sinclair, Bastiano Sanna, Ph.D., and Steve Dubin, while the Nominating and Corporate Governance Committee of the Board is composed of Dr. Sinclair, Dr. Gordon and Dr. Jakobovits. The composition of the Compensation Committee remains unchanged.

As a non-employee director, Dr. Sinclair will receive cash compensation and an equity award for his Board service in accordance with the Company’s Non-Employee Director Compensation Policy, as amended. Dr. Sinclair is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Dr. Sinclair and any other persons pursuant to which he was selected as a director. In addition, Dr. Sinclair has entered into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing non-employee directors.

On March 4, 2021, the Company issued a press release announcing Dr. Sinclair’s appointment to the Board. A copy of this press release is filed as Exhibit 99.1 to this report on Form 8-K.

Change in Status of Bastiano Sanna, Ph.D., as Director

On November 30, 2020, Bastiano Sanna was appointed to serve as a Class I director of the Company, effective December 1, 2020. In order to be appointed as a Class III director of the Company, on March 2, 2021, Dr. Sanna informed the Board of his resignation from the Board as a Class I director, with such resignation being effective as of March 2, 2021. Immediately thereafter, on March 2, 2021, the Board appointed Dr. Sanna to join the Board as a Class III director of the Company until his term expires at the 2021 annual meeting of stockholders at which time he will stand for reelection by the Company’s stockholders.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued by the Company on March 4, 2021

104	Cover Page interactive data file

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Adicet Bio, Inc.

By:	/s/ Chen Schor
Name:	Chen Schor
Title:	President and Chief Executive Officer

Date: March 4, 2021